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                                                                     Exhibit 2.1

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                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                       TRUSTWAY INSURANCE AGENCIES, LLC,

                          ASSURANCEAMERICA CORPORATION,

                           THOMAS-COOK HOLDING COMPANY

                                       AND

                                  JAMES C. COOK

                              DATED: JULY 20, 2004

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                                TABLE OF CONTENTS

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ARTICLE 1 -  DEFINITIONS................................................     1

ARTICLE 2 -  SALE OF ASSETS.............................................     5
  2.1     Sale of Assets; Assumption of Liabilities.....................     5
  2.2     Purchase Price; Payment.......................................     8
  2.3     Conveyance and Transfer, Assumption...........................     8
  2.4     Closing Date..................................................     9
  2.5     Further Assurances............................................     9
  2.6     Allocation of Purchase Price..................................     9
  2.7     Taxes.........................................................     9

ARTICLE 3 -  REPRESENTATIONS AND WARRANTIES OF SELLER...................     9
  3.1     Authority, No Violation.......................................     9
  3.2     Title to Assets...............................................    10
  3.3     Existence, Good Standing and Authority........................    10
  3.4     Investments...................................................    10
  3.5     Financial Statements..........................................    10
  3.6     No Material Changes...........................................    10
  3.7     Real Property and Leases......................................    11
  3.8     Material Contracts............................................    12
  3.9     No Conflict...................................................    14
  3.10    Litigation....................................................    14
  3.11    Tax Returns and Payments......................................    14
  3.12    Liabilities...................................................    15
  3.13    Insurance.....................................................    15
  3.14    Compliance with Laws, Governmental Authorizations.............    15
  3.15    Employees.....................................................    16
  3.16    Labor Relations...............................................    16
  3.17    Employee Benefit Plans........................................    16
  3.18    Broker's or Finder's Fees.....................................    18
  3.19    Environmental and Health and Safety Matters...................    18
  3.20    Relationships with Related Persons............................    19
  3.21    Accuracy......................................................    19

ARTICLE 4 -  REPRESENTATIONS OF PURCHASER...............................    19
  4.1     Existence and Good Standing of Purchaser......................    19
  4.2     Power and Authority...........................................    19
  4.3     Broker's or Finder's Fees.....................................    20
  4.4     No Conflict...................................................    20
  4.5     Litigation....................................................    20
  4.6     Representations and Warranties of Purchaser...................    20
  4.7     Covenants of Purchaser........................................    20

ARTICLE 5 -  PRE-CLOSING COVENANTS......................................    21
  5.1     Full Access...................................................    21
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  5.2     Best Efforts..................................................    21
  5.3     Notices, Consents and Approvals...............................    21
  5.4     Operation of the Business.....................................    21
  5.5     Notice of Developments........................................    23
  5.6     Exclusivity...................................................    24
  5.7     Cooperation...................................................    24
  5.8     Publicity.....................................................    24

ARTICLE 6 -  POST-CLOSING COVENANTS.....................................    24
  6.1     Cooperation...................................................    24
  6.2     Employees.....................................................    25
  6.3     Non-Competition...............................................    26
  6.4     Confidentiality...............................................    26
  6.5     Retained Liabilities; Assumed Contracts.......................    26
  6.6     Tax Matters...................................................    27
  6.7     Books and Records.............................................    27
  6.8     Preparation of Tax Returns....................................    27

ARTICLE 7 -  CONDITIONS TO PURCHASER'S OBLIGATIONS......................    27
  7.1     Truth of Representations and Warranties.......................    27
  7.2     Covenants and Agreements of Seller............................    27
  7.3     Good Standing and Tax Certificates............................    27
  7.4     Secretary's Certificate.......................................    28
  7.5     No Litigation Threatened......................................    28
  7.6     Approvals, Filings............................................    28
  7.7     Opinion of Counsel............................................    28
  7.8     Lease Assignments.............................................    28
  7.9     Sale and Assignment Documents, Etc............................    28
  7.10    Material Contract Consents....................................    28
  7.11    Required Governmental Consents................................    29

ARTICLE 8 -  CONDITIONS TO SELLER'S OBLIGATIONS.........................    29
  8.1     Truth of Representations and Warranties.......................    29
  8.2     Covenants and Agreements of Purchaser.........................    29
  8.3     Good Standing Certificates....................................    29
  8.4     Secretary's Certificate.......................................    29
  8.5     No Litigation Threatened......................................    29
  8.6     Approvals; Filings............................................    29
  8.7     Opinion of Counsel............................................    30
  8.8     Promissory Note...............................................    30
  8.9     Employment Agreement..........................................    30
  8.10    Deliveries....................................................    30

ARTICLE 9 -  INDEMNIFICATION, REMEDIES..................................    30
  9.1     Survival; Right to Indemnification Not Affected by Knowledge..    30
  9.2     Definitions...................................................    30
  9.3     Indemnification by Seller.....................................    31
  9.4     Indemnification by Purchaser..................................    31
  9.5     Defense of Third Party Actions................................    32

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  9.6     Miscellaneous.................................................    32
  9.7     Time Limitations; Limitations on Seller.......................    32
  9.8     Limitations on Amount-Seller..................................    33
  9.9     Procedure for Indemnification-Other Claims....................    33
  9.10    Exclusivity...................................................    33
  9.11    Set-off.......................................................    33

ARTICLE 10 -  MISCELLANEOUS.............................................    34
  10.1    Termination...................................................    34
  10.2    Expenses......................................................    34
  10.3    Arbitration...................................................    34
  10.4    Governing Law.................................................    35
  10.5    Enforcement; Remedies.........................................    35
  10.6    Captions; References..........................................    35
  10.7    Variation in Pronouns, Etc....................................    35
  10.8    Notices.......................................................    35
  10.9    Parties in Interest...........................................    36
  10.10   Counterparts..................................................    36
  10.11   Entire Agreement..............................................    36
  10.12   Amendments....................................................    37
  10.13   Severability..................................................    37
  10.14   Third Party Beneficiaries.....................................    37
  10.15   Joint Preparation.............................................    37
  10.16   Publicity and Disclosures.....................................    37
  10.17   Waiver........................................................    37
  10.18   Bulk Sales Law................................................    37
  10.19   Guarantee by Purchaser's Parent...............................    37

EXHIBITS AND SCHEDULES

Exhibit A            Equipment
Exhibit B            Excluded Assets
Exhibit C            Assumed Contracts
Exhibit D            Form of Promissory Note
Exhibit E            Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit F            Form of Purchase Price Allocation
Exhibit G            Form of Opinion of Seller's Counsel
Exhibit H            Form of Lease Assignment
Exhibit I            Form of Opinion of Purchaser's Counsel
Schedule 3.2         Title to Assets; Inventory
Schedule 3.4         Investments
Schedule 3.6         No Material Change
Schedule 3.7(b)      Real Property Leases
Schedule 3.8         Material Contracts
Schedule 3.9         Contract Consents
Schedule 3.10        Litigation

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Schedule 3.12        Liabilities
Schedule 3.13        Insurance
Schedule 3.14        Required Governmental Authorizations
Schedule 3.15        Employees
Schedule 3.17        Employee Benefit Plans
Schedule 3.19(c)     Environmental and Health and Safety Matters
Schedule 3.20        Relationships with Related Persons
Schedule 4.4(b)      Consents

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                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT ("Agreement") is entered into as of July 20, 2004, by and among TRUSTWAY INSURANCE AGENCIES, LLC, a Delaware limited liability company ("Purchaser"), THOMAS-COOK HOLDING COMPANY, a Georgia corporation, ("Seller"), JAMES C. COOK, an individual resident of the State of Georgia ("Seller's Principal"), and ASSURANCEAMERICA CORPORATION, a Nevada corporation ("Purchaser's Parent").

                              W I T N E S S E T H:

      WHEREAS, the Seller is engaged in the business of operating an insurance agency (including the representation of the Smart Choice Agents Program of Georgia) (the "Business"), through the office (the "Office") located at 6165 Barfield Road, Suite 100, Atlanta, Georgia.

      WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, substantially all of the assets, properties, and rights of the Business.

      NOW, THEREFORE, in consideration of the premises and mutual representations, warranties, covenants and agreements of the parties hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

                             ARTICLE 1 - DEFINITIONS

"Accounts" means all accounts receivable of the Business, inclusive of future premium income and finance charges, arising from the operation of the Business in the ordinary course.

"Acquisition Documents" means this Agreement, all exhibits and schedules hereto, and all agreements contemplated herein.

"Affiliate" is used in this Agreement to indicate a relationship with one or more persons and when used shall mean any corporation, limited liability company or other organization of which such person is an executive officer, manager, director, member or partner or is directly or indirectly the beneficial owner of five percent (5%) or more of any class of equity securities or financial interest therein; or a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

"Agreement" means this Asset Purchase Agreement.

"Assets" means all of the assets, tangible and intangible, owned by Seller including, but not limited to, Equipment and rights in the Assumed Contracts, used in or associated with the Business.

"Assumed Contracts" has the meaning set forth in Section 2.1(c)(i).

"Business" has the meaning set forth in the recitals.

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"Business Employees" has the meaning set forth in Section 3.15(a).

"Carrier Contracts" has the meaning set forth in Section 3.8.

"Carriers" has the meaning set forth in Section 3.8.

"Claim" or "Claims" have the meanings set forth in Section 2.1(c)(ii).

"Claim Notice" has the meaning set forth in Section 9.9.

"Closing" has the meaning set forth in Section 2.5.

"Closing Balance Sheet" has the meaning set forth in Section 2.1(a)(i).

"Closing Date" has the meaning set forth in Section 2.4.

"Closing Payment" has the meaning set forth in Section 2.2(b).

"COBRA" has the meaning set forth in Section 3.19(f).

"Code" means the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

"Competing Business" has the meaning set forth in Section 3.20.

"Contract" means any agreement, contract, instrument, obligation, promise, commitment or undertaking (whether written or oral and whether express or implied) that is legally binding.

"Contract Consents" has the meaning set forth in Section 3.9(b).

"Employee Benefit Plans" shall have the meaning set forth in Section 3.17(a).

"Encumbrance" means any charge, claim, community property interest, condition, covenant, equitable interest including any equitable servitude, lien, option, pledge, security interest, right of first refusal, defect in title, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"Environmental and Safety Requirements" means all federal, state, provincial and municipal statutes, regulations, common law and similar provisions having force or effect of law, all orders, permits, licenses and approvals with respect to environmental, public health and safety, occupational health and safety, product liability and transportation including, without limitation, all such standards of conduct or bases of obligations relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control or cleanup of any contaminant, waste, hazardous materials, substances, chemical substances or mixtures, pesticides, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

"Equipment" has the meaning set forth in Section 2.1(a)(iii).

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"ERISA" means the Employee Retirement Income Security Act of 1974 or any
successor law, and regulations and rules issued pursuant to that Act or any successor law.

"Excluded Assets" has the meaning set forth in Section 2.1(b).

"Governmental Authorization" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Body" means any federal, state, provincial, local, municipal, foreign, or other government or jurisdiction (including any governmental agency, branch, department, official, or entity and any court or other tribunal).

 "Historical Financial Statements" has the meaning set forth in Section 3.5

"Indemnification Cap" has the meaning set forth in Section 9.8(a).

"Indemnified Person" has the meaning set forth in Section 9.2

"Indemnifying Person" has the meaning set forth in Section 9.2.

"Insurance Policies" has the meaning set forth in Section 3.13.

"IRS" means the Internal Revenue Service.

"Knowledge" means (i) with respect to an individual, such individual has actual personal knowledge of the matter of fact in question, (ii) with respect to Seller or Purchaser, a member of senior management has actual personal knowledge of such matter or fact or a member of senior management has information from which a person of reasonable intelligence would reasonably infer that the matter or fact exists or (iii) with respect to the Seller who are trusts, the trustees and beneficiaries of such trusts who have personal knowledge of the matter or fact in question.

"Lease" or "Leases" have the meanings set forth in Section 3.7(b).

"Lease Assignment" has the meaning set forth in Section 7.8.

"Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty relating to the operation of the Business.

"Losses" has the meaning set forth in Section 9.2.

"Material Adverse Effect" means, with respect to either of the Seller or Purchaser or any other entity, any event, condition or change which materially and adversely affects or may materially and adversely affect the business, financial condition, prospects, assets or results of operations of such company.

"Material Contract Consents" has the meaning set forth in Section 7.10.

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"Office" has the meaning set forth in the recitals.

"Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

"Organizational Documents" means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (c) any amendment to any of the foregoing.

"Person" means any individual, corporation (including any non profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

"Promissory Note" has the meaning set forth in Section 2.2(b)(i).

"Promissory Note Amount" has the meaning set forth in Section 2.2(b)(i).

"Purchased Assets" has the meaning set forth in Section 2.1(a).

"Purchase Price" has the meaning set forth in Section 2.2(a).

"Purchaser" has the meaning set forth in the heading of this Agreement.

"Purchaser's Indemnified Persons" has the meaning set forth in Section 9.2.

"Required Governmental Authorizations" has the meaning set forth in Section
3.14.

"Retained Liabilities" has the meaning set forth in Section 2.1(c)(ii).

"Schedule" or "Schedules" mean any schedule(s) delivered by Seller, or Purchaser pursuant to, and referred to in, Article III or IV of this Agreement.

"Seller" has the meaning set forth in the heading of this Agreement.

"Seller's Indemnified Persons" has the meaning set forth in Section 9.2.

"Severance and Change in Control Payments" means the aggregate amount of cash payments required to satisfy in full Seller's obligations under any severance, employment, consulting, change in control or similar agreement in force as of the date hereof upon the consummation of the transactions contemplated hereby.

 "Tax" or "Taxes" means any federal, state, provincial, local or foreign income tax including, without limitation, any tax on gross income, net income, franchise, gross receipts, royalty, capital gains, value added, sales, goods and services, commodity, harmonized, use, health, education, social service, excise, property, ad valorem, transfer, license, use, profits, windfall profits, environmental, withholding on amounts paid to or by Seller, payroll, employment, disability, employee's income withholding, workers' compensation, employment insurance, unemployment insurance, social insurance, health insurance, social security, excise, severance, stamp,

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occupation, premium, gift or estate, levy, assessment, tariff, duty, deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

"Tax Return" means any return (including any information return), declaration report, statement, schedule, notice, form, claim for refund, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

"Third Party Action" has the meaning set forth in Section 9.2.

                           ARTICLE 2 - SALE OF ASSETS

      2.1 Sale of Assets; Assumption of Liabilities.

            (a) Upon the terms and subject to the conditions contained in this Agreement, at the Closing (as defined in Section 2.4 below), Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, the Business as a going concern, including all of Seller's assets of every kind and description, other than the Excluded Assets (as defined in subsection (b) below) (the "Purchased Assets"), and subject only to the liabilities and obligations of Seller which are defined in subsection (c) as the "Assumed Contracts". The Purchased Assets shall include, without limitation, the following assets and properties of the Business:

                  (i) all assets used in the Business on the Closing Date and reflected on the balance sheet of the Business dated as of June 30, 2004 (the "Closing Balance Sheet"), with only such changes therein as have occurred in the ordinary course of the Business since the date of such balance sheet;

                  (ii) the rights of Seller under the Assumed Contracts;

                  (iii) the machinery, equipment, equipment leases, fixtures and furniture, and office supplies related to the Business listed on Exhibit A (the "Equipment");

                  (iv) All leasehold interests used in the Business;

                  (v) subject to the Contract Consents and the Lease
            Assignments, all rights and interests of Seller in and to any Contracts, including Carrier Contracts, contracts for the purchase of materials, supplies and services and the sale of products and services, equipment leases and any other contract related to the Business;

                  (vi) all of Seller's books, records and other data relating to its Business;

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                  (vii) all of the Business' goodwill, dealer and customer
            lists, sales and marketing information, and all know how, technology, drawings, software and other intangible assets of the Business;

                  (viii) all permits, licenses, and approvals of all federal, state, local or foreign governmental or regulatory authorities or industrial bodies which are related to the Business, to the extent the same are transferable;

                  (ix) all rights of Seller to causes of action, lawsuits,
            judgments, claims and demands of any nature related to the Business;

                  (x) all present and future insurance proceeds of Seller
            related to the Business which may be payable under the Insurance Policies listed on Schedule 3.13 attached hereto; and

                  (xi) except for Excluded Assets, all other items of property, real or personal, tangible or intangible, including without limitation all computer programs, tapes and discs and other intellectual property owned, used by or accruing to the benefit of the Business.

            (b) Notwithstanding any provision contained herein to the contrary, the Purchased Assets shall not include, and Seller will retain ownership of, the following assets (collectively, the "Excluded Assets"):

                  (i) all cash, cash equivalents, and securities;

                  (ii) Seller's minute and stock record books, journals, ledgers and books of original entry; provided, however, that Seller shall provide Purchaser prior to, and following, the Closing with access to each of the foregoing;

                  (iii) all premiums, trade and other accounts receivable and other indebtedness related to the Business, and including the benefit of all collateral, security, guaranties, and similar undertakings received or held in connection therewith, on the Closing Date (the "Accounts");

                  (iv) the corporate name Thomas-Cook Holding Company;

                  (v) Seller's 2002 BMW X5;

                  (vi) Bonuses earned by Seller with respect to the Business during the 2004 calendar year;

                  (vii) One computer, one computer monitor, one office chair and personal items of the employees of Seller located at the Office of Seller;

                  (viii) Seller's rights under this Agreement; and

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                  (ix) those assets of Seller unrelated to the Business set
            forth on Exhibit B.

            (c) (i) Purchaser does not and shall not assume or agree to assume the liabilities and obligations of Seller of any nature, direct, contingent or otherwise, except all liabilities and obligations with respect to the performance under the Contracts assumed by Purchaser listed on Exhibit C (the "Assumed Contracts") at the Closing from and after the Closing Date.

                  (ii) Except for the Assumed Contracts, Purchaser shall not assume or be bound by any obligations or liabilities of Seller of any kind or nature, known, unknown, accrued, absolute, contingent or otherwise, whatsoever, all of which shall be retained by Seller (the "Retained Liabilities"). Except for the Assumed Contracts, Seller shall be responsible for and pay any and all losses, damages, obligations, liens, assessments, judgments, fines, disposal and other costs and expenses, liabilities and claims, including, without limitation, interest, penalties and fees of counsel, as the same are incurred, of every kind or nature whatsoever (all the foregoing being a "Claim" or the "Claims"), made by or owed to any person to the extent any of the foregoing relates to the Retained Liabilities which shall include, without limitation, claims relating to (A) Seller's operations and assets unrelated to the Business, (B) the Excluded Assets, (C) any employees or Employee Benefit Plans of Seller, except for liabilities and obligations arising solely out of the employment of such persons by Purchaser after the Closing Date or (D) any Taxes of Seller arising out of or relating to any period on or prior to the Closing Date or any activity of Seller prior to or after the Closing Date, (E) any indebtedness for borrowed money of Seller, and (F) the operations or assets of the Business arising in connection with or on the basis of events, acts, omissions, conditions or any other state of facts occurring or existing prior to or on the Closing Date (including, in each case, without limitation, any Claim relating to or associated with product liability matters, tax matters, pension and benefit matters, any failure to comply with applicable laws and/or permitting or licensing requirements, personal injury and property damage matters and environmental and worker health and safety matters).

                  (iii) The assumption of the Assumed Contracts by Purchaser hereunder shall be treated as independent of Purchaser's existing business and shall not enlarge any rights of third parties under contracts or arrangements with Purchaser or Seller or any of their respective affiliates or subsidiaries. Nothing herein shall prevent Purchaser from contesting in good faith any of the Assumed Contracts; provided, however, no such contest by Purchaser shall relieve Purchaser of its indemnification obligations under Section
            9.4 hereof. Nothing herein shall prevent Seller from contesting in good faith any of the Retained Liabilities; provided, however, no such contest by Seller shall relieve Seller of its indemnification under Section 9.3 hereof.

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      2.2 Purchase Price; Payment.

            (a) As consideration for the purchase of the Purchased Assets, Purchaser shall pay to Seller, the aggregate sum (the "Purchase Price") of Two Million, Two Hundred Thousand U.S. Dollars ($2,200,000) allocated as follows:

                  (i) $1,300,000.00 for the portion of the Business known as
            "Insurance Market" and

                  (ii) $900,000.00 for the portion of the Business known as
            "Smart Choice Agents Program of Georgia".

            (b) At the Closing,

                  (i) Purchaser shall deliver:

                        (A) by check, the amount of four hundred sixty two
                  thousand U.S. Dollars ($462,000) (the "Closing Payment") to Seller.

                        (B) its promissory note in substantially the form of
                  Exhibit D attached hereto (carrying an interest rate equal to eight percent (8%) per annum (the "Promissory Note") in the amount of One Million, Seventy Eight Thousand U.S. Dollars ($1,078,000) (the "Promissory Note Amount"). The Promissory Note will be payable over a three-year period. Interest to be paid quarterly and principal annually.

                  (ii) Balance of the Purchase Price to be paid with 1,320,000 shares of AssuranceAmerica Corporation common stock (the "Common Stock") issued to Seller at the Closing.

                  (iii) Notwithstanding the foregoing, in the event that
            Worldwide Insurance Network, Inc. exercises its right of refusal to purchase the portion of the Business known as "Smart Choice Agents Program of Georgia," the Seller shall not be obligated to sell such portion of the Business to Purchaser and the Purchase Price shall be reduced to $1,300,000 with the Closing Payment reduced to $273,000, the Promissory Note reduced to $637,000 and the Common Stock reduced to 780,000 shares.

      2.3 Conveyance and Transfer, Assumption. At the Closing, and subject to the terms and conditions hereof, Seller hereby agrees that it will execute and deliver to Purchaser, and Purchaser will execute and deliver to Seller a Bill of Sale, Assignment and Assumption Agreement, in the form of Exhibit E hereto, and such other bills of sale, deeds, endorsements, assignments, releases, and other good and sufficient instruments of transfer, assignment, and conveyance, in form reasonably satisfactory to Purchaser and its counsel, as shall be effective to convey to Purchaser good and merchantable title in and to the Purchased Assets. Simultaneously

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with such delivery, Seller will take all steps necessary to put Purchaser in actual possession of the Purchased Assets.

      2.4 Closing Date. The Closing under this Agreement (the "Closing") shall be held on July 31, 2004 or such other date as Purchaser and Seller may agree to in writing, at the offices of Womble Carlyle Sandridge & Rice, PLLC, 3500 One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia, and shall be effective as of July 31, 2004; such effective date is herein referred to as the "Closing Date."

      2.5 Further Assurances. Seller hereby agrees that, from time to time, at Purchaser's request and without further consideration, Seller will execute and deliver to Purchaser such other and further instruments of conveyance, assignment and transfer and take such other action as Purchaser may reasonably require to more effectively convey, transfer, and assign to Purchaser, and to put Purchaser in possession of, the Purchased Assets.

      2.6 Allocation of Purchase Price.

            (a) The Purchase Price allocated to the Purchased Assets shall be allocated among the Purchased Assets in accordance with the methodology set forth on Exhibit F.

            (b) Seller and Purchaser shall be bound by such allocations for all purposes and to account for and report the purchases and sales contemplated hereby for all financial, accounting and Tax purposes in accordance with such allocations.

      2.7 Taxes. Notwithstanding anything in this Agreement to the contrary, Purchaser shall not have any liability or responsibility for any Tax of any kind relating to or arising out of the transactions contemplated by this Agreement and Seller shall be solely responsible for the payment of Tax of any kind, arising out of the sale, transfer, and assignment of the Purchased Assets.

              ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller and Seller's Principal represent and warrant to Purchaser as follows:

      3.1 Authority, No Violation. Seller has all requisite power and authority to enter into the Acquisition Documents to which Seller is a party and to carry out the transactions contemplated thereby. The execution, delivery and performance of the Acquisition Documents to which Seller is a party have been duly and validly authorized and approved by all necessary action by Seller. Each of the Acquisition Documents to which Seller is a party constitutes the legal and binding obligation of Seller, enforceable against it in accordance with their respective terms, subject to applicable laws of bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally and to general principles of equity. The entering into of the Acquisition Documents to which Seller or Seller's Principal are a party does not, and the consummation by Seller and Seller's Principal of the transactions contemplated thereby, including specifically the transfer of the Purchased Assets to Purchaser by Seller, will not violate the provisions of (a) any applicable Legal Requirement,
(b) Seller's Organizational Documents, or (c) any provision of, or result in a default or acceleration of any obligation under, or result in any change in the rights or obligations of Seller under, any Encumbrance, agreement, license, instrument, indenture, order, arbitration award, judgment, or decree to which Seller is a party or by which any of them is bound, or to which any property of Seller is subject.

      3.2 Title to Assets. Seller has good and marketable title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of all Encumbrances and the sale and delivery of the Purchased Assets by Seller to Purchaser pursuant hereto shall vest in Purchaser good and marketable title thereto, free and clear of any and all Encumbrances on any of the Purchased Assets, other than as disclosed in Schedule 3.2 hereto or as may be created by Purchaser. Seller shall, prior to the Closing, use its best efforts to cure at its expense any Encumbrance identified by Purchaser. There is no material asset used or required by Seller in the conduct of the Business which is not included in the Purchased Assets or licensed or leased to it pursuant to one of the Contracts assigned to Purchaser hereunder.

      3.3 Existence, Good Standing and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Seller has the power to own its properties and to carry on its business as now being conducted. Seller is duly qualified to do business in all jurisdiction(s) in which the character or location of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect. Exhibit A sets forth each operating location of the Business. Seller has provided to Purchaser true and complete copies of all of the Organizational Documents of Seller.

      3.4 Investments. Other than as disclosed in Schedule 3.4, Seller does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture or other entity.

      3.5 Financial Statements. Seller has heretofore furnished Purchaser with the following financial statements of the Business: (i) unaudited balance sheets dated as of December 31, 2002 and December 31, 2003 and the related statements of operations and income statements for the years then ended, and (ii) the unaudited interim balance sheets of June 30, 2004 (collectively, the "Historical Financial Statements"). The Historical Financial Statements are true and correct in all material respects and fairly present the financial position of the Business at the respective dates thereof.

      3.6 No Material Changes.

            (a) Except as set forth on Schedule 3.6 or the Historical Financial Statements, since June 30, 2004 there has not been:

                  (i) any material adverse change in the business, operations, properties, assets or condition (financial or other), of the Business or any event which has had or could reasonably be expected to have a Material Adverse Effect on the business, operations, properties, assets or condition (financial or other), results of operations, prospects of the Business and, to Seller's Knowledge, no factor or condition exists which could reasonably be expected to result in any such material adverse change (provided that seasonal fluctuations consistent with the Business' past results shall not be deemed to be a material adverse change);

                  (ii) any damage, destruction or similar loss, whether or not covered by insurance, materially adversely affecting the Business or the Purchased Assets;

                  (iii) any material change in business policies or practices or accounting methods, conventions, principles or assumptions of the Business except as relates to the transactions contemplated herein; or

                  (iv) any material adverse change in the nature of the business relationships of the Business with any of its customers or suppliers.

            (b) Since June 30, 2004, except as otherwise permitted or contemplated in this Agreement or as set forth on Schedule 3.6, Seller has not, with respect to the Business:

                  (i) entered into any material transaction other than in the ordinary course of business and consistent with past practices or conducted the Business other than in its usual manner;

                  (ii) incurred any material obligation or liability (including any guaranty, indemnity, agreement for or with respect to any obligation or liability of another person) or paid, satisfied or discharged any material obligation or liability prior to the due date or maturity thereof, except current obligations and liabilities in the ordinary course of business and consistent with past practice, other than non recurring liabilities and those obligations and liabilities which will be paid at Closing;

                  (iii) sold, assigned, pledged, mortgaged, leased or
            transferred any of the Assets or any interest therein, or created, incurred, assumed, granted or suffered to exist any Encumbrance (which remains in existence on the Closing Date) on any of the Purchased Assets or any interest therein, except, in each case, in the ordinary course of business and consistent with past practice;

                  (iv) waived any right of value or canceled, forgiven or
            discharged any debt owed to it or claim in its favor except in the ordinary course of business and consistent with past practice;

                  (v) increased the compensation or fringe benefits payable to any of its employees in a manner which is inconsistent with past practice; or

                  (vi) entered into any agreement to do any of the foregoing.

      3.7 Real Property and Leases.

            (a) The Purchased Assets do not include any owned real property.

            (b) Schedule 3.7(b) contains a true and complete list of all real property leases and subleases (each a "Lease", and collectively, the "Leases") (i) to which Seller is a party or (ii) to be acquired by or assigned to Purchaser prior to the Closing Date, in each case specifying the name of the lessor or sublessor, the lease term, the basic annual rental and other amounts paid or payable with respect thereto and any purchase options exercised or exercisable by Seller. Except as set forth on
      Schedule 3.7(b), with respect to each Lease:

                  (i) correct and complete copies thereof have been delivered to
            Purchaser;

                  (ii) the Lease is legal, valid, binding, enforceable, and in full force and effect and will continue to be so on identical terms following the consummation of the transactions contemplated hereby;

                  (iii) no party to the Lease is in breach or default, and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification, or acceleration thereunder or which would prevent the exercise by the Seller of any right to renew or extend such lease;

                  (iv) no party to the Lease has repudiated any provision
            thereof, and there are no disputes, oral agreements, or forbearance programs in effect as to the Lease;

                  (v) with respect to each sublease, the representations and warranties set forth in subsections (ii), (iii) and (iv) above are true and correct with respect to the underlying lease;

                  (vi) Seller has not assigned, transferred, conveyed,
            mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                  (vii) Seller has received no notice regarding violations of any Legal Requirements on any property subject to a Lease; and

                  (viii) all facilities leased or subleased thereunder are
            supplied with utilities and other services necessary for the operation of said facilities.

Subject to receipt of any required consents or approvals, the consummation of the transactions contemplated by this Agreement will not result in the termination of any Lease, and immediately after the Closing, all Leases will continue in full force and effect without the imposition of any additional burdensome condition or obligation on Purchaser resulting from the consummation of the transactions contemplated hereby.

      3.8 Material Contracts.

            (a) Set forth on Schedule 3.8, is a complete list of all of the following Contracts relating to the Business which Seller is a party or by which it is bound:

                  (i) all Contracts relating to the employment of any person, and all bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, phantom stock, retirement, severance benefits retirement, stock appreciation and other employee benefit plans;

                  (ii) all Contracts relating to capital expenditures;

                  (iii) all loan agreements, indentures, notes, bonds,
            debentures or any other document or agreement evidencing a capitalized lease obligation or indebtedness to any Person and all loans, advances to, and investments in, any other Person, and all Contracts relating to the making of any such loan, advance or investment;

                  (iv) all guarantees and other contingent liabilities with
            respect to any indebtedness or obligation of any other Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business);

                  (v) all management services, consulting and any other similar type contracts;

                  (vi) all leases of personal property;

                  (vii) all Contracts limiting the freedom of Seller to engage in any line of business or to compete with any other Person;

                  (viii) all Contracts not entered into in the ordinary course of business;

                  (ix) all Contracts which involve the receipt of or expenditure by Seller of more than $25,000 in any one year;

                  (x) any license agreement (as licensor or licensee);

                  (xi) any Contract with any shareholder, manager, director, officer or employee of Seller;

                  (xii) All contracts ("Carrier Contracts") between Seller and insurance carriers ("Carriers") relating to Seller operating as an agent for a Carrier relating to the Business; and

                  (xiii) all other Contracts material to the operation of the
            Business or the Purchased Assets.

            (b) Each Contract set forth on Schedule 3.8 is a valid and binding agreement of Seller and, to Seller's Knowledge, of all other parties thereto and is in full force and effect and enforceable in accordance with its terms. Seller has not violated any of the terms or conditions of any of the Contracts set forth on Schedule 3.8, and, to the Knowledge of Seller, all of the terms and conditions to be performed by any party thereto other than Seller have been fully performed. There exists no default or event of default under any of the Contracts set forth on
      Schedule 3.8 or event, occurrence, condition or act (including the purchase of the Purchased Assets hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. True and complete copies of all such Contracts have been made available to Purchaser by Seller.

      3.9 No Conflict.

            (a) Neither the execution and delivery of this Agreement nor the consummation or performance of the transactions contemplated herein will, directly or indirectly (with or without notice or lapse of time):

                  (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Seller;

                  (ii) contravene, conflict with, or result in a violation of, any Legal Requirement, Governmental Authorization, or any Order to which Seller or any of the Purchased Assets are bound or subject;

                  (iii) Except as provided in Schedule 3.9, contravene, conflict with, or result in a violation or breach of any provision of, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; or

                  (iv) result in the imposition or creation of any Encumbrance upon or with respect to any of the Purchased Assets.

            (b) Except as set forth on Schedule 3.9, Seller is not required to give any notice to or obtain any consent (the "Contract Consents") from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

      3.10 Litigation. Except as set forth on Schedule 3.10, there is no proceeding, investigation or litigation by any Person, or by or before any Governmental Body, pending or, to the Knowledge of Seller, threatened, against or affecting (i) Seller, the Business or the Purchased Assets, or (ii) the transactions contemplated hereby. Seller is not subject or a party to any Order.

      3.11 Tax Returns and Payments.

            (a) All of the Tax Returns of Seller required by law to be filed on or before the date hereof have been duly and timely filed, and all Taxes owed by Seller (whether or not shown on such Tax Return) have been paid. All such Tax Returns were correct and complete in all material respects. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that the Business is or may be subject to the imposition of any Tax by that jurisdiction. There are no Encumbrances on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

            (b) There are in effect no waivers of any applicable statute of limitations in respect of Taxes nor any extensions of time with respect to a Tax assessment or deficiency.

            (c) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, consultant, independent contractor, creditor, stockholder, or other third party.

            (d) Seller is not a party to any Tax allocation or sharing agreement. Seller (i) has not been a member of an Affiliated Group (as defined by Section 1504 of the Code) filing a consolidated federal income Tax Return or (ii) has no liability for the Taxes of any Person under Treas. Reg. Section 1.1502 6 (or any similar provision of state, local, or foreign law), as a transferee or successor by contract or otherwise.

            (e) No liability for any Tax will be imposed upon the Purchased Assets or Seller or its other assets with respect to any period before the Closing Date. Seller is not subject to any open audit in respect of its Taxes, no deficiency assessment or proposed adjustment for Taxes is pending, and Seller has no Knowledge of any liability, whether or not proposed, for any Tax with respect to any period through the date hereof to be imposed upon any of the Seller's properties or assets. Seller is not aware of any dispute or claim concerning any liability for Taxes of Seller.

      3.12 Liabilities. Except as set forth on Schedule 3.12, Seller has no, and none of the Purchased Assets is subject to, any outstanding claims, liabilities or indebtedness, accrued, contingent or otherwise, and whether due or to become due, relating to the Business. Seller is not in default in respect of the terms or conditions of any indebtedness, nor does Seller have Knowledge of any facts which, with the passage of time, would result in any such default. Seller has no Knowledge of any basis for the assertion against Seller of any such liability.

      3.13 Insurance. Seller has maintained, and as of the date hereof has in effect, such policies of motor vehicle, property, casualty, workers' compensation, general liability and other insurance as are required by law and are adequate and appropriate with respect to the Business. Set forth on Schedule
3.13 is a complete list, with a summary thereof, of all insurance policies ("Insurance Policies") which Seller maintains with respect to the Business and its properties or employees, which Insurance Policies are legal, valid, binding, enforceable and in full force and effect and which will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms for at least sixty (60) days immediately following the consummation of the transactions contemplated hereby. Seller has not violated any of the terms or conditions of the Insurance Policies and is not otherwise in default thereof. All of the terms and conditions to be performed by the issuers of the Insurance Policies have been fully performed and the Insurance Policies are free from any right of termination, modification or acceleration on the part of the issuers thereof. No party to any of the Insurance Policies has repudiated any provision thereof.

      3.14 Compliance with Laws, Governmental Authorizations. Seller is in material compliance with all Legal Requirements, including, but not limited to, all employment related Legal Requirements and all Environmental and Safety Requirements. Seller has not received any notice of any asserted present or past failure of Seller to comply with any of such Legal Requirements. All Governmental Authorizations required for operation of the Business or the Purchased Assets ("Required Governmental Authorizations") are set forth on
Schedule 3.14.

      3.15 Employees.

            (a) Schedule 3.15 contains a complete and accurate list of the following information for each employee, officer, manager or director of each of the Business, including each employee on leave of absence or layoff status (the "Business Employees"): name; job title; date of hire; current compensation; vacation accrued; sick and/or personal pay accrued; and service credited for purposes of vesting and eligibility to participate under the Business' pension, retirement, profit-sharing, thrift savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, or any other Employee Benefit Plan.

            (b) To Seller's Knowledge, no employee, officer, manager or director the Business is a party to, or is otherwise bound by, any agreement or arrangement, including, without limitation, any confidentiality, noncompetition, or proprietary rights agreement, between such employee, officer, manager or director and any other Person that in any way will adversely affect the performance of his duties as an employee of Purchaser or Seller after consummation of the transaction contemplated herein.

      3.16 Labor Relations. Seller is not, nor ever has been, a party to any collective bargaining or other labor Contract. There is not presently pending or existing, and to Seller's Knowledge, there is not threatened, any strike, slowdown, picketing, work stoppage, or employee grievance process relating to the Business. To Seller's Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute relating to the Business.

      3.17 Employee Benefit Plans.

            (a) List of Plans. Set forth on Schedule 3.17 is a complete and accurate list of all Employee Benefit Plans established, maintained or contributed to by Seller with respect to the Business (including, without limitation, for this purpose and for the purpose of all of the representations in this Section 3.17, all entities (whether or not incorporated) which by reason of common control or affiliation are treated together with Seller as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code) at any time during the five (5) year period ending on the Closing Date. For purposes of this Agreement, the term "Employee Benefit Plans" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), whether or not any such employee benefit plans are exempt from the provisions of ERISA; and (B) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, parachute payment arrangements, deferred compensation agreements, supplemental income arrangements, vacation plans, accrued sick days and any personal time off, and all other employee benefit plans, agreements and arrangements not described in (A) above.

            (b) Status of Plans. Seller does not take part in or is a party to, or has ever taken part in or been a party to, (i) maintaining or contributing to any Employee Benefit Plan subject to ERISA which is not in compliance with ERISA and the Code, (ii) maintaining or contributing to, at any time, a defined benefit plan within the meaning of

      Section 3(35) of ERISA, (iii) maintaining or contributing to, at any time, a multiemployer plan within the meaning of Section 3(37) of ERISA, or (iv) maintaining or contributing to any employee benefit plans other than those listed on Schedule 3.17. The assets of the Employee Benefit Plans are adequate to pay all debts, liabilities and claims with respect to such plan to the extent that claims have been made on or prior to the Closing Date. No Employee Benefit Plan ever maintained by Seller has ever provided health care or any other non pension benefits to any employees of the Business after their employment was terminated (other than as required by COBRA) or has ever promised to provide such post termination benefits. There are no promised increases in benefits (whether expressed, implied, oral or written) under any Employee Benefit Plan maintained by Seller, nor are there any obligations, commitments or understandings to continue any such Employee Benefit Plans (whether expressed, implied, oral or written), except as required by COBRA. Each Employee Benefit Plan maintained by Seller as of the Closing Date is subject to termination by Seller without any further liability or obligation on the part of Seller to make further contributions to any such plan following such termination, and the termination of any Employee Benefit Plan would not accelerate or increase any benefits payable under such Employee Benefit Plan. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment to be made by Seller (including, without limitation, severance, unemployment compensation, golden parachute (defined in Section 280G of the Code), or otherwise) becoming due to any employee, director or consultant, or (ii) increase any benefits otherwise payable under any Employee Benefit Plan.

            (c) Tax Qualification and Employee Benefits. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined to be so qualified by the IRS and nothing has occurred since the date of the last such determination which resulted or is likely to result in the revocation of such determination. Full payment has been made of all amounts which Seller is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which Seller is a party, to have paid as contributions thereto as of the Closing Date. Seller has made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Employee Benefit Plan or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

            (d) Transactions. Seller has not engaged in any transaction with respect to the Employee Benefit Plans which would subject Seller to a tax, penalty or liability for prohibited transactions under ERISA or the Code. No litigation, claim, arbitration, governmental proceeding, audit, or investigation or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any Employee Benefit Plan.

            (e) Documents. Seller has delivered or caused to be delivered to Purchaser and its counsel true and complete copies of (i) all Employee Benefit Plans as in effect for the Business, as well as the latest IRS determination letter obtained with respect to any such Employee Benefit Plan qualified under Section 401 or 501 of the Code, (ii) Form

      5500 for the three (3) most recent completed fiscal years for each Employee Benefit Plan required to file such form, including audited financial statements, (iii) a current Summary Plan Description for each Employee Benefit Plan, together with any summary of material modifications thereto, (iv) any insurance or annuity policy (including any fiduciary liability insurance policy) related to any Employee Benefit Plan, and (v) the three (3) most recent Summary Annual Reports provided to participants for each Employee Benefit Plan.

            (f) COBRA. Seller has complied with the Consolidated Omnibus Budget Reconciliation Act of 1984, as amended, and all applicable state laws governing continuation coverage ("COBRA"), and all of the rules and regulations promulgated thereunder.

            (g) Accrued Vacation and Sick Leave Benefits. Seller has no accrued vacation or sick leave benefits relating to any years other than the current fiscal year.

      3.18 Broker's or Finder's Fees. Seller has not engaged an investment banker in connection with this Agreement. No other agent, broker, investment banker, person, or firm acting on behalf of any of the Seller, or any person affiliated with any of them, or under their authority, is or will be entitled to a financial advisory fee, brokerage commission, finders fee or other like payment in connection with this Agreement or the transactions contemplated hereby.

      3.19 Environmental and Health and Safety Matters. To Seller's Knowledge,

            (a) Seller has not received any notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), or any corrective, investigatory or remedial obligations, arising under Environmental and Safety Requirements, with respect to the past or present operations or properties of its business.

            (b) Seller has obtained, and is in compliance with all terms and conditions, including all permits, licenses and other authorizations required under Environmental and Safety Requirements for the occupation of the properties of the Business and the conduct of its operations.

            (c) Except as set forth on Schedule 3.19(c), none of the following exists at any property owned or occupied by Seller: asbestos containing material in any form or condition; polychlorinated biphenyl containing materials or equipment; or underground storage tanks.

            (d) No facts, events or conditions relating to the past or present properties or operations of the business of Seller or properties contiguous thereto, will (x) prevent, hinder or limit continued compliance by Purchaser or Seller with Environmental and Safety Requirements, (y) give rise to any corrective, investigatory or remedial obligations on the part of Purchaser or Seller pursuant to Environmental and Safety Requirements, or (z) give rise to any liabilities on the part of Purchaser or Seller (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, including, without limitation, those liabilities relating to on site or off site hazardous substance releases, personal injury, property damage or natural resources damage.

            (e) Seller has not assumed any liabilities or obligations of any third party under Environmental and Safety Requirements.

      3.20 Relationships with Related Persons. Except as set forth on Schedule 3.20, neither Seller nor any Affiliate of Seller has, or has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Business. Seller has not, and no Affiliate of Seller is, or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has
(i) had business dealings (including being a party to a Contract) or a material financial interest in any transaction with Seller other than business dealings or transactions conducted in the ordinary course of business with Seller at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in the business of operating insurance agencies ("Competing Business") in any market presently served by the Business (except for the ownership of less than two percent (2%) of the outstanding capital stock of any company that is publicly traded on any recognized exchange or in the over-the-counter market).

      3.21 Accuracy. No representation, warranty, covenant or statement by the Seller in this Agreement, the Schedules attached hereto or the certificates furnished or to be furnished to the Purchaser pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein in light of the circumstances under which they were made, not false or materially misleading.

                    ARTICLE 4 - REPRESENTATIONS OF PURCHASER

      Purchaser hereby represents and warrants for Seller as follows:

      4.1 Existence and Good Standing of Purchaser. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

      4.2 Power and Authority. Purchaser has the legal right, corporate power and authority to make, execute, deliver and perform each of the Acquisition Documents to which it is a party. Each of the Acquisition Documents to which Purchaser is a party has been duly authorized and approved by all required action of Purchaser. Purchaser has taken, or will take before the Closing Date, all actions required by law, Purchaser's Certificate of Formation, Operating Agreement, or otherwise, to authorize the execution and delivery of each of the Acquisition Documents to which Purchaser is a party, and the performance of its obligations thereunder. This Agreement has been duly executed and delivered by Purchaser and, upon the execution and delivery of the remaining Acquisition Documents by a duly authorized officer of Purchaser, the remaining Acquisition Documents will have been duly executed and delivered by Purchaser, and this Agreement is, and such other Acquisition Documents will be, upon due execution and delivery thereof, the legal, valid, and binding obligations of Purchaser enforceable against it in accordance with the respective terms thereof, subject to applicable laws relating to bankruptcy, insolvency, moratorium or other laws relating to creditors' rights generally and to general principles of equity.

      4.3 Broker's or Finder's Fees. Purchaser represents that it has not engaged an investment banker in connection with this Agreement. No other agent, broker, investment banker, person, or firm acting on behalf of the Purchaser, or any person affiliated with it, or under its authority, is or will be entitled to a financial advisory fee, brokerage commission, finders fee or other like payment in connection with this Agreement or transactions contemplated hereby.

      4.4 No Conflict. Neither the execution and delivery of each of the Acquisition Documents to which Purchaser is a party nor the consummation or performance of any of the transactions contemplated thereby will, directly or indirectly (with or without notice or lapse of time):

            (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Purchaser;

            (b) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Purchaser is a party or subject; or

            (c) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which Purchaser is a party.

            (d) Except as set forth on Schedule 4.4(b), Purchaser is not required, and will not be required, to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

      4.5 Litigation. There is no litigation or other proceeding by any Person, pending, or to the Knowledge of Purchaser threatened, against or affecting the transactions contemplated by this Agreement or Purchaser's ability to consummate such transactions.

      4.6 Representations and Warranties of Purchaser. Purchaser warrants and represents to Seller and to Seller's Principal that the Common Stock to be delivered to Seller hereunder has been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and will not be issued in violation of any preemptive rights, rights of first refusal or similar rights.

      4.7 Covenants of Purchaser. Purchaser covenants and agrees that, for so long as Purchaser is subject to the reporting requirements of Section 13 or 15 of the Exchange Act and the Common Stock is not freely tradable pursuant to Rule 144 or otherwise, Purchaser will use its best efforts to file the reports required to be filed by it under the Securities Act of 1933 (the "Securities Act") and Section 13(a) or 15(d) of the Exchange Act and the rules and regulations adopted by the Securities and Exchange Commission (the "SEC") thereunder, or, if it ceases to be so required to file such reports, it will (i) make publicly available such information as is necessary to permit sales of its securities pursuant to Rule 144 under the Securities Act and (ii) take such further action that is reasonable in the circumstances, in each case, to the extent required from time to time to enable Seller to sell its shares of Common Stock without registration under the Securities Act within the limitation provided by Rule 144 under the Securities Act, as such rule may be amended from time to time or any similar rules or regulations hereinafter adopted by the SEC.

                        ARTICLE 5 - PRE-CLOSING COVENANTS

      The parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

      5.1 Full Access. Between the date hereof and the Closing Date, Seller will permit the Purchaser and its employees, attorneys, accountants and other representatives to inspect the Purchased Assets and the records relating to the Business, and the Seller will supply any information and copies of records reasonably requested by the Purchaser or its representatives; provided, however, that such inspection shall not interfere with the operation of the Business.

      5.2 Best Efforts. Each of Purchaser and Seller will use its or their best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Articles VII and VIII below) and will take no action which would cause its representations and warranties to be untrue or inaccurate in any material respect on the Closing Date.

      5.3 Notices, Consents and Approvals. Seller shall give any notices to third parties, and Seller shall use its best efforts to obtain any third-party consents that the Purchaser may request in connection with the matters referred to in Section 3.9 above. Each of Purchaser and Seller will give any notices to, make any filings with, and use their best efforts to obtain any authorizations, consents and approvals of governments and governmental agencies in connection with the transactions contemplated by this Agreement.

      5.4 Operation of the Business. From the date hereof until the Closing Date, Seller covenants that the Business will not enter into any transaction not in the ordinary course of business and Seller will continue to conduct the Business in the ordinary course, carry on its business in a good and diligent manner consistent with its prior practice and in its normal and customary manner. Without limiting the generality of the foregoing, Seller shall cause the Business to:

            (a) maintain the Purchased Assets in normal operating repair and condition, subject to normal wear and tear and make repairs and replacements in accordance with prior practices;

            (b) collect its accounts receivable in the normal course of business;

            (c) continue to pay and satisfy its liabilities in the ordinary course of business, paying such liabilities when due and taking advantage of any discounts for early payment in accordance with its prior practices;

            (d) continue to maintain in full force and effect or renew or replace all policies of insurance now in effect which cover the Purchased Assets or the Business and give all notices and present all claims under all policies of insurance in due and timely fashion;

            (e) not make any capital expenditures in excess of $10,000 or take any other action which would materially impact current or future operations, except those expenditures required by this Agreement or approved by Purchaser;

            (f) not enter into any leases or contracts for the purchase of raw materials, supplies or other products, utilities, services, repairs or construction except those made in the ordinary course of business or which may be canceled without liability upon not more than thirty (30) days' notice;

            (g) encourage the employees of the Business to accept or continue employment with Purchaser, after the Closing Date, if the same is offered by Purchaser;

            (h) preserve the business organization intact of the Business, keep available to Purchaser the services of the Business' present employees and representatives and preserve for Purchaser the goodwill of Business' employees, suppliers, customers and other persons with whom the Business has business relations;

            (i) not enter into or amend any employment agreement with or commitment to any employee, not enter into any contract, agreement or understanding with any labor union or other association representing any employee, not enter into, amend or terminate, fully or partially, any benefit plan, or withdraw any funds from any benefit plan or trust or other funding arrangement maintained pursuant thereto;

            (j) except for annual merit increases awarded to non-officer employees in the ordinary course of its business consistent with past business practices, not authorize or grant any wage or salary increase or bonus, or otherwise directly or indirectly increase compensation to or for any employee, or agree in any manner to any such increase; authorize or grant any loan or other advance of funds to any employee or any shareholder; or authorize, grant or agree in any manner to pay any severance or termination pay to any such employee;

            (k) not increase its current level of indebtedness for borrowed money, not create or incur any indebtedness for borrowed money or assume directly or indirectly any debt, obligation, or liability (whether absolute or contingent, whether directly or as surety or guarantor, and whether or not currently due or payable);

            (l) not make any material change in the accounting methods, practices, policies, principles, or procedures of the Business;

            (m) not terminate any of the Business' employees, except with consent of Purchaser or for good cause;

            (n) not materially change any of its business policies relating to the Business, including, without limitation, advertising, marketing, pricing, production, research and development, technology, purchasing, personnel, budget, or acquisition policies;

            (o) not enter into any lease, sublease, or contract, regarding the acquisition, leasing or occupancy of any real estate relating to the Business;

            (p) not sell, convey, lease, abandon or otherwise dispose of, or grant, suffer or permit any Encumbrance upon, any of the Purchased Assets, except for the routine arm's length sales of merchandise and provision of services in the ordinary course of business and for prices consistent with its past business practices including, without limitation, those in effect immediately prior to the date hereof (other than the sale of slow moving or obsolete inventory which do not affect pricing levels);

            (q) not enter into or modify in any manner any material Contract to which it is a party or by which the Purchased Assets or the Business are bound including, without limitation, contracts relating to the purchase or acquisition of any material assets or properties and Leases;

            (r) maintain its equipment in good operating repair during the period from the date of execution of this Agreement to the Closing Date;

            (s) keep its business and properties to be transferred hereunder substantially intact, including its present operations, physical facilities (normal wear and tear expected), working conditions and relationships with lessors, licensors, suppliers, customers and employees;

            (t) accrue and/or pay all withholding and other Taxes on a timely basis;

            (u) not enter into any new arrangement with a related party and to cause all indebtedness to or from a related party to be repaid prior to the Closing;

            (v) not take any action which would cause a breach of a representation and warranty or a covenant herein or the failure of a condition to the closing of the transactions contemplated hereby; and

            (w) use its best efforts to obtain (or use its best efforts to assist Purchaser to obtain) all Material Contract Consents (as such term is defined in Section 7.10 herein) and the transfer or reissuance of all Required Governmental Authorizations.

      5.5 Notice of Developments. Each of Purchaser and Seller will give prompt written notice to the other of any material adverse development causing a breach of any representations and warranties in Articles III or IV above. No disclosure by any party pursuant to this Section 5.5 shall, however, be deemed to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

      5.6 Exclusivity. Seller shall not (a) solicit, initiate or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of the Business (including any acquisition structured as a merger, consolidation or share exchange); or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. Seller will notify the Purchaser immediately if any person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

      5.7 Cooperation. Purchaser and Seller shall cooperate with each other and take such steps as are reasonably necessary such that Purchaser shall obtain, prior to Closing, such licenses, permits and approvals as are necessary for Purchaser's and Seller's continued use and operation, uninterrupted, of the Purchased Assets and the Business as currently used and operated by the Seller. In furtherance of the foregoing, (i) All significant company communications related to the transaction contemplated hereby or the ownership transition to customers and employees will be mutually coordinated between Seller and Purchaser, (ii) Seller's senior management will be made available on a reasonable basis to coordinate transition issues with the Purchaser and, (iii) Seller will inform the Purchaser on the Business' financial performance and material events and issues on a regular basis. Such cooperation may also include, without limitation, Purchaser conducting, at its expense, environmental assessment and testing of Seller's leased real estate and the improvements and systems located thereon. The Purchaser and Seller may jointly contact any regulatory agencies having jurisdiction over the Business and solicit from such agencies the Business' history of compliance with applicable laws. Seller shall fully cooperate with Purchaser in all such matters. After the Closing, Seller will permit Purchaser and its employees, attorneys, accountants and other representatives reasonable access to Seller's business records relating to the Purchased Assets.

      5.8 Publicity. Unless the parties mutually agree in advance or are required by Legal Requirements, prior to the Closing, each of the parties shall keep the terms of this Agreement strictly confidential and may not make any disclosure of the terms of this Agreement or the transactions contemplated hereby to any Person unless required by Legal Requirements, any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby after the Closing will be issued, if at all, at such time, with such content and in such manner as Purchaser and Seller determine.

                       ARTICLE 6 - POST-CLOSING COVENANTS

      The parties hereto agree as follows with respect to the period following
Closing:

      6.1 Cooperation. Seller will cooperate with and provide such further assurances to Purchaser as are reasonably necessary and requested to perfect (of record or otherwise) and effectively vest Purchaser's or Seller's title to or interest in the Purchased Assets, assist Purchaser in exercising rights with respect to the Purchased Assets, aid in the prosecution, defense or other action regarding litigation of any rights arising therefrom or affecting the same and assist in making a smooth transition in ownership from Seller to Purchaser. Seller will provide Purchaser, at all reasonable times, with access to and copies of all books, papers and records pertaining to the Purchased Assets and the Business before the Closing Date, including records pertaining to the Business' employees who are hired by Purchaser. No consideration will be paid for the foregoing unless the acts required are unrelated to a representation, warranty or covenant herein and are unreasonably burdensome to Seller, in which case reimbursement therefor will be made at a reasonable rate. After Closing, Seller, upon reasonable notice, shall be permitted to have access during regular business hours upon two (2) business days' prior notice, to Seller's records transferred to Purchaser as provided in this Agreement.

      6.2 Employees.

            (a) In the event Seller terminates employment of an employee prior to the Closing Date in the ordinary course of the Business (other than as a result of unsatisfactory performance of his or her duties), Seller shall pay severance benefits to such employee in accordance with the severance benefit policy set forth on Schedule 3.17. In the event Seller terminates employment of an employee prior to the Closing Date not in the ordinary course of the Business and at the request of Purchaser (other than as a result of unsatisfactory performance of his or her duties), the Seller shall pay severance benefits to such employee in accordance with the severance benefit policy set forth on Schedule 3.17.

            (b) Purchaser will not be obligated to offer employment to or hire or retain, as applicable, any of the Business' employees; provided, however, that it is Purchaser's intent to hire and/or retain the great majority of such employees. As to employees of the Business which Purchaser offers employment, Seller shall use its best efforts to transition such employees to employment with Purchaser. With regard to employees of the Business who are hired or retained by Purchaser after Closing, except as may be specifically required by applicable Legal Requirements or by any contract, Purchaser shall not be obligated to continue any employment relationship with any employee for any specific period of time and all such employees shall be "at will" employees.

            (c) Seller shall be responsible for and shall pay all wages, salaries and benefits owing or payable to such employees according to Seller's policies or otherwise required by law through the Closing Date. Commencing on the day following the Closing Date, Purchaser shall be responsible for and shall pay all wages, salaries and benefits (under plans adopted by Purchaser as of the Closing Date) owing or payable to such of Seller's employees as are hired by Purchaser which accrue after the Closing Date. Seller agrees not to solicit any of such former employees who become employees of Purchaser, as a result of this transaction during such employment. In the event that Purchaser hires or retains any of the Business' employees, and if any such employee has accrued vacation or sick leave benefits relating to the then current fiscal year (but excluding any other benefits), Purchaser will be responsible for payment of such accrued unused benefits, based upon the employment year applicable to each employee. Seller shall be solely responsible for any other benefits or damages accruing to such employees by reason of their employment by, or termination from, the Business prior to and including the Closing Date or by reason of the consummation of transactions described herein including, but not limited to, wages, payroll taxes, sick leave, vacation pay, severance pay, pension and retirement plans and medical or life insurance. Purchaser shall not be responsible for Seller's employee benefit plans and Seller shall be responsible for addressing such plans after the Closing Date. Seller shall indemnify, defend and hold harmless Purchaser from and against any and all liability and claims for benefits under such plans or other employment loss of employment by an employee before and after the Closing Date.

            (d) The foregoing undertakings are made solely for the benefit of Purchaser and no employee of the Business shall be deemed to be a third party beneficiary of any of the provisions of this Section of this Agreement in any respect.

      6.3 Non-Competition. Seller agrees that the Purchase Price was fixed on the basis that the transfer of the Purchased Assets to Purchaser would provide Purchaser with the full benefit and goodwill of the Business as it existed on the Closing Date. Seller acknowledges that it is proper for Purchaser to have assurance that the value of the Purchased Assets or the Business will not be diminished by acts of Seller after the Closing Date. Accordingly, Seller covenants and agrees that, commencing on the Closing Date and ending on the second anniversary of the Closing Date, it will not, and shall cause its Affiliates not to, (i) directly or indirectly compete with, or own, manage, operate or control or participate in ownership, management, operation or control of, or provide consulting services or financial resources to, or act as guarantor for, any business, firm, corporation, partnership, person, proprietorship or other entity which is engaged in a Competing Business in the State of Georgia, (ii) directly or indirectly solicit to leave his or her employment or engagement with Purchaser or any of its Affiliates any of its respective employees, consultants, agents or independent contractors (for this purpose, the terms "employees", "consultants" "agents" and "independent contractors" shall include any person having such status with regard to a company at any time during the six (6) months preceding any solicitation in question) or (iii) solicit, interfere with or endeavor to entice away from Purchaser or the Business or any of its Affiliates for itself or on behalf of any Person, any customer or supplier of the Purchaser or the Business or any of its Affiliates. The foregoing provisions shall not apply to investments in shares of stock of a corporation traded on a national securities exchange or on the national over-the-counter market which shall constitute less than two percent (2%) of the outstanding shares of such stock of such corporation. If any provisions of this Agreement, and specifically this Section 6.3, is deemed invalid by a court of competent jurisdiction, the covenants contained herein shall be applicable and enforceable for such lesser period of time, within such more limited geographical area and for such lesser activity as such court may then or thereafter determine to be reasonable and proper under the circumstances.

      6.4 Confidentiality. Before and after the Closing, Seller shall, and shall cause its representatives and Affiliates to, hold in strict confidence and not use or disclose to any other party without the prior written consent of Purchaser, all confidential information obtained from Purchaser in connection with the transactions contemplated hereby and all information relating to the Purchased Assets and the Business; provided, however, that such information may be used or disclosed (i) when required by Legal Requirements, (ii) if it is publicly available other than as a result of a breach of this Agreement, or
(iii) if it is otherwise expressly provided for herein.

      6.5 Retained Liabilities; Assumed Contracts.

            (a) From and after the date hereof through to the Closing Date and following the Closing, Seller agrees to promptly pay, perform and fully discharge all of the

      Retained Liabilities as they come due, including, without limitation, product liability and warranty claims arising out of operation of its Business prior to the Closing Date; provided, however, that Seller shall have the right to contest and defend any disputed claims relating to the Retained Liabilities. From and after the date hereby through to the Closing Date, Seller agrees to promptly pay, perform and fully discharge all of the Assumed Contracts as they come due.

            (b) From and after the date hereof through to the Closing Date and following the Closing, Purchaser agrees to promptly pay, perform and fully discharge all of the Assumed Contracts as they come due, including, without limitation, product liability and warranty claims arising out of operation of the Business prior to the Closing Date; provided, however, that Purchaser shall have the right to contest and defend any disputed claims relating to the Assumed Contracts.

      6.6 Tax Matters. Seller shall be responsible for and shall cause to be prepared and duly filed all tax returns relating to Taxes of Seller. Seller shall be responsible for and shall, indemnify and hold harmless Purchaser with respect to all Taxes of Seller.

      6.7 Books and Records. For a period of six (6) years commencing on the Closing Date, or for such longer period as may be required by applicable law, Seller shall be permitted to store all books and records not included as part of the Purchased Assets on the premises of Purchaser's business at no charge (with Purchaser being permitted access thereto) and such books and records shall be available for inspection and copying by Seller and its representatives during regular business hours upon two (2) business days' prior notice.

      6.8 Preparation of Tax Returns. Seller agrees to prepare and execute applicable tax returns for Seller for any interim or stub period.

                ARTICLE 7 - CONDITIONS TO PURCHASER'S OBLIGATIONS

      Subject to the provisions of Section 10.1, all obligations of Purchaser to be discharged under this Agreement at the Closing are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, unless waived in writing by Purchaser prior to or at the Closing:

      7.1 Truth of Representations and Warranties. The representations and warranties of Seller contained in this Agreement or in any Schedule delivered pursuant hereto shall be true and correct in all material respects when made and as of the Closing Date, and Seller shall have delivered to Purchaser a certificate, dated as of the Closing Date, to such effect.

      7.2 Covenants and Agreements of Seller. Seller shall have caused all covenants, agreements, and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing to be so performed or complied with, and Seller shall have delivered to Purchaser a certificate, dated as of the Closing Date, to such effect.

      7.3 Good Standing Certificates. Seller shall have delivered to Purchaser
(a) copies of Seller's Organizational Documents including all amendments thereto, certified by the appropriate authority in Seller's jurisdiction of organization, and (b) certificates as to the existence, corporate good standing and authorization to do business of Seller certified by the appropriate authority in each jurisdiction in which Seller is organized or qualified to do business.

      7.4 Secretary's Certificate. Seller shall deliver a certificate signed by Seller's Secretary certifying (a) the truth and correctness of the bylaws of Seller, (b) the truth and correctness of resolutions of the directors and shareholders of Seller authorizing the entry by Seller into the Acquisition Documents and consummation of the transactions contemplated thereby and (c) the incumbency and genuineness of signatures of all officers of Seller executing the Acquisition Documents.

      7.5 No Litigation Threatened. No proceedings have been instituted or, to the Knowledge of Seller, threatened, which could reasonably be deemed to have a material impact on the substance of the transaction contemplated hereby.

      7.6 Approvals, Filings. All consents necessary to permit the consummation of the transactions contemplated hereby shall have been received. All filings and notices (other than those, if any, which may be required to be filed, given, obtained or taken solely by Purchaser) shall have been duly filed, given, obtained or taken on or prior to the Closing Date and will be in full force and effect on the Closing Date.

      7.7 Opinion of Counsel. Seller shall have furnished Purchaser with a favorable opinion, dated the Closing Date, of Rock, Leitz, Fink and Kaye in substantially the form of Exhibit G attached hereto.

      7.8 Lease Assignment. The existing lease of the Business shall have been assigned to Purchaser, with the written consent of the landlord as required, as set forth in the Lease Assignment in the form of Exhibit H hereto (the "Lease Assignment").

      7.9 Sale and Assignment Documents, Etc. Seller shall deliver or cause to be delivered to the Purchaser:

            (a) such deeds, bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and transfer as shall be effective to vest in Purchaser all of Seller's right, title and interest in and to the Purchased Assets;

            (b) such supplemental and updated Schedules, documents and other information as are necessary (A) to prevent the information previously furnished to Purchaser from being misleading, (B) to comply with the representations, certifications or disclosures which Seller is required to provide at Closing; and (C) to fully vest in Purchaser full legal, equitable and beneficial title to the Purchased Assets as contemplated herein;

            (c) any required consents to the assignment, conveyance, sale or transfer of any of the Purchased Assets to Purchaser by lessors, lenders or others needed to prevent breaches of any contracts, agreements or leases to which Seller is a party;

      7.10 Material Contract Consents. Seller shall have obtained and Purchaser shall have received the Contract Consent which have been designated as "material" by Purchaser (the

"Material Contract Consent" on Schedule 3.9 with respect to the assignment of such Contracts to Purchaser.

      7.11 Required Governmental Consents. Purchaser shall have received assignments or reissuances of the Required Governmental Authorizations allowing it to operate the Business after the Closing Date.

      7.12 Receipt of Schedules. Purchaser shall have obtained the Exhibits and Schedules to this Agreement from Seller on or before July 28, 2004.

                 ARTICLE 8 - CONDITIONS TO SELLER'S OBLIGATIONS

      All obligations of Seller to be discharged under this Agreement at the Closing are subject to the fulfillment, in all material respects, prior to or at the Closing, of each of the following conditions, unless waived in writing by Seller prior to or at the Closing:

      8.1 Truth of Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects when made and as of the Closing Date, and Purchaser shall have delivered to Seller a certificate, signed by its President, dated the Closing Date, to such effect.

      8.2 Covenants and Agreements of Purchaser. Purchaser shall have caused all covenants, agreements and conditions required by this Agreement to be performed or complied with by it in all material respects prior to or at the Closing to be so performed or complied with. Purchaser shall have executed and delivered to Seller a certificate, signed by its President, dated the Closing Date, to such effect.

      8.3 Good Standing Certificates. Purchaser shall have delivered to Seller
(a) a copy of its Certificate of Formation certified by the Secretary of State of the State of Delaware and (b) a certificate as to the existence and corporate good standing of Purchaser certified by the Secretary of State of the State of Delaware.

      8.4 Secretary's Certificate. Purchaser shall deliver a certificate signed by its Secretary certifying (a) the truth and correctness of resolutions of Purchaser authorizing the entry by Purchaser into the Acquisition Documents to which it is a party and the consummation of the transactions contemplated hereby, and (b) the incumbency and genuineness of signatures of all officers of Purchaser executing the Acquisition Documents to which it is a party.

      8.5 No Litigation Threatened. No order shall exist and no proceeding shall have been instituted or, to the Knowledge of Purchaser, threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby.

      8.6 Approvals; Filings. All consents, if any, necessary to permit the consummation of the transactions contemplated hereby shall have been received. All filings (other than those, if any, which may be required to be filed, given, obtained or taken solely by Seller) shall have been duly filed, given, obtained or taken on or prior to the Closing Date and will be in full force and effect on the Closing Date.

      8.7 Opinion of Counsel. Purchaser shall have furnished Seller with a favorable opinion, dated the Closing Date, of Womble Carlyle Sandridge & Rice, PLLC, substantially the form of Exhibit I attached hereto.

      8.8 Promissory Note. The Purchaser shall have executed and delivered the Promissory Note to Seller.

      8.9 Employment Agreement. The Purchaser shall have executed and delivered to Seller's Principal an employment agreement satisfactory to Purchaser and Seller's Principal.

      8.10 Deliveries. Purchaser shall have delivered or caused to be delivered to Seller:

            (a) payment as required by Section 2.2 herein; and

            (b) such agreements and instruments as shall be effective for Purchaser to assume the Assumed Contracts.

                      ARTICLE 9 - INDEMNIFICATION, REMEDIES

      9.1 Survival; Right to Indemnification Not Affected by Knowledge. Except as otherwise expressly provided herein and subject to the time period limitations set forth in Section 9.7, all representations, warranties, covenants and obligations in this Agreement and the Schedules attached hereto, and the certificates delivered pursuant to this Agreement, shall survive the Closing. The right of any party hereto to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representations, warranty, covenant or obligation.

      9.2 Definitions. For purposes of this Article IX.

            "Losses" means all losses, damages, liabilities, payments and obligations, and all expenses related thereto. Losses shall include any reasonable legal fees and costs incurred by any of the Indemnified Persons subsequent to the Closing in defense of or in connection with any alleged or asserted liability, payment or obligation, whether or not any liability or payment, obligation or judgment is ultimately imposed against the Indemnified Persons and whether or not the Indemnified Persons are made or become parties to any such action; provided that Losses shall include punitive and consequential damages only with respect to third party actions.

            "Indemnified Person" means any person entitled to be indemnified under this Article IX.

            "Indemnifying Person" means any person obligated to indemnify another person under this Article IX.

            "Seller's Indemnified Persons" means the Seller and any Affiliates of Seller.

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

            "Purchaser's Indemnified Persons" means the Purchaser and any Affiliates of Purchaser.

            "Third Party Action" means any written assertion of a claim, or the commencement of any action, suit or proceeding, by a third party as to which any person believes it may be an Indemnified Person hereunder.

      9.3 Indemnification by Seller. Seller agrees to defend, indemnify and hold harmless Purchaser's Indemnified Persons from and against all Losses directly or indirectly incurred by any of them:

            (a) resulting from or arising out of any breach of any of the representations or warranties made by Seller in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing;

            (b) resulting from or arising out of any breach of any covenant or agreement made by Seller in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing;

            (c) in respect of any Retained Liability (including, without limitation, in accordance with Section 6.5(a));

            (d) resulting from or arising out of any liability, payment or obligation in respect of any Taxes owing by Seller of any kind or description (including interest and penalties with respect thereto);

            (e) resulting from or arising out of the Business prior to the Closing Date other than with respect to the Assumed Contracts (solely to the extent provided in Section 2.1(c) hereof);

            (f) resulting from or arising out of Seller's failure to comply with the applicable bulk sales laws notwithstanding Purchaser's waiver of Seller's compliance therewith pursuant to this Agreement;

            (g) in accordance with Section 6.2; and/or

            (h) in accordance with Section 6.6.

      9.4 Indemnification by Purchaser. From and after the Closing Date, Purchaser shall indemnify and hold harmless Seller's Indemnified Persons from any and all Losses directly or indirectly incurred by them:

            (a) resulting from or arising out of any breach of any of the representations or warranties made by Purchaser, in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing;

            (b) resulting from or arising out of any breach of any covenant or agreement made by Purchaser in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing;

            (c) resulting from or arising out of the operation of the Business or the use of the Purchased Assets by Purchaser on or after the Closing Date; and/or

            (d) in respect of the Assumed Contracts (solely to the extent provided in Section 2.1(c) hereof) (including, without limitation, in accordance with Section 6.5(b)).

      9.5 Defense of Third Party Actions.

            (a) Promptly after receipt of notice of any Third Party Action, any person who believes he, she or it may be an Indemnified Person shall give notice to the potential Indemnifying Person of such action. The omission to give such notice to the Indemnifying Person will not relieve the Indemnifying Person of any liability hereunder unless it was materially prejudiced thereby.

            (b) By written notice within forty five (45) days after receipt of a notice of a Third Party Action, an Indemnifying Person may elect to assume control of the defense, negotiation and settlement thereof, with counsel reasonably satisfactory to the Indemnified Person. The Indemnifying Persons shall not in the defense of the Third Party Action enter into any settlement which does not include as a term thereof the giving by the third party claimant of an unconditional release of the Indemnified Person, or consent to entry of any judgment, except with the consent of the Indemnified Person, which consent shall not be unreasonably withheld.

            (c) Upon assumption of control of the defense of a Third Party Action under paragraph (b) above, the Indemnifying Person will not be liable to the Indemnified Person hereunder for any legal or other expenses subsequently incurred in connection with the defense of the Third Party Action.

            (d) Any person who has not assumed control of the defense of any Third Party Action shall have the duty to cooperate with the party which assumed such defense.

      9.6 Miscellaneous. If any Loss is recoverable under more than one provision hereof, the Indemnified Person shall be entitled to assert a claim for such Loss until the expiration of the longest period of time within which to assert a claim for Loss under any of the provisions which are applicable.

      9.7 Time Limitations; Limitations on Seller. If the Closing occurs, Seller shall have no liability with respect to any representation or warranty (other than those in the first and second sentences of Section 3.1 and Section 3.2, or Sections 3.11 and 3.19), unless on or before eighteen (18) months from the Closing Date, Purchaser notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Purchaser; provided, however, a claim with respect to Section 3.11 may be made by Purchaser at any time prior to thirty (30) days following the expiration of the applicable statute of limitations, including any extension thereof, a claim under Section
3.19 may be made at any time prior to six (6) years after the Closing Date and a claim with respect to the first and second sentences of
Section 3.1 and Section 3.2 may be made at any time. If the Closing occurs, Purchaser will have no liability with respect to any representation or warranty, unless on or before eighteen (18) months from the Closing Date, Seller notifies Purchaser of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller.

      9.8 Limitations on Amount-Seller.

            (a) Notwithstanding anything in Section 9.3 to the contrary, Seller's indemnification liability hereunder with respect to claims for breaches of the representations or warranties of Seller contained in
      Article III shall in the aggregate not exceed an amount equal to the Purchase Price (the "Indemnification Cap"), exclusive of claims for breaches of the first and second sentences of Sections 3.1 and Sections 3.2, or Sections 3.11 and 3.19.

            (b) Neither Purchaser nor any of the other Indemnified Persons shall be entitled to seek indemnification under this Article IX with respect to a claim for a breach of any representation or warranty contained in
      Article III (other than the representations or warranties of Seller contained in the first and second sentences of Sections 3.1 and Sections
      3.2 and Sections 3.11 and 3.19) until the aggregate amount of all such Damages to which all of the Indemnified Persons are entitled to indemnification hereunder exceeds Ten Thousand U.S. Dollars ($10,000), at which time the Indemnified Persons shall be entitled to the amount of such Damages in excess of such U.S. $10,000. The foregoing shall not apply to claims under the first and second sentences of Sections 3.1 and Section 3.2, or Sections 3.11 and 3.19.

            (c) Notwithstanding the foregoing, the limitations in Sections 9.8(a) and 9.8(b) will not apply to any claims or losses arising from fraud, willful misfeasance or intentional misconduct committed by Seller or Purchaser.

      9.9 Procedure for Indemnification-Other Claims. A claim for indemnification for any matter not involving a third party claim may be asserted by delivering, with reasonable promptness, written notice ("Claim Notice") to the party from whom indemnification is sought. If, within sixty (60) days after delivery of the Claim Notice, the party from whom indemnification is sought does not dispute the claim in the Claim Notice, the Damages claimed in the Claim Notice shall be conclusively deemed a liability of the indemnifying party and such party shall pay the amount of the Damages to the indemnified party on demand.

      9.10 Exclusivity. If the Closing occurs, a claim for Losses pursuant to this Article IX shall be the Indemnified Persons' sole and exclusive remedy for an item described in Section 9.3 or 9.4; provided, however, that the Indemnified Persons shall retain their legal and equitable remedies with respect to covenants and agreements to be performed and complied with by the Indemnifying Persons subsequent to the Closing Date.

      9.11 Set-off. In addition to any other remedies it may have hereunder or otherwise, Purchaser may set-off any amounts due to it under this Article IX against any payments to be made to the Seller following the Closing Date, under this Agreement and the Promissory Note.

                           ARTICLE 10 - MISCELLANEOUS

      10.1 Termination.

            This Agreement may, by notice given prior to or at the Closing, be terminated:

                  (i) by the mutual written agreement of Purchaser and Seller;

                  (ii) by either Purchaser or Seller, if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived or cured within ten (10) business days of written notice from the other party; provided, however, that, notwithstanding such a breach by Seller, Purchaser shall be required to close the transactions contemplated herein with a reduction to the Purchase Price and the Closing Payment in an amount equal to the amount required to cure such breach unless such amount exceeds the Indemnification Cap;

                  (iii) (A) by Purchaser, if any of the conditions contained in
            Article VII has not been satisfied as of the Closing Date, or if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement), and Purchaser has not waived such condition on or before July 31, 2004; provided, however that Purchaser shall be required to close the transactions contemplated herein with a reduction to the Purchase Price and the Closing Payment in an amount equal to the amount required to satisfy such condition, unless such amount exceeds the Indemnification Cap, or (B) by Seller, if any of the conditions in Article VIII has not been satisfied as of the Closing Date, or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement), and Seller has not waived such condition on or before July 31, 2004; or

                  (iv) if the Closing shall not have occurred (other than
            through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) as of July 31, 2004, or such later date as the parties may agree upon in writing.

      10.2 Expenses. Each party to this Agreement will pay its or his own respective expenses, costs and fees (including attorneys' and accountants' fees) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

      10.3 Arbitration. Any dispute among the parties under this Agreement, including a dispute concerning the obligation of any party to indemnify another party hereunder or an adjustment to the Purchase Price and the Closing Payment pursuant to Section 10.1(a)(ii) or (a)(iii)(A), shall be determined by a single arbitrator in an arbitration conducted in Fulton County, Georgia. A dispute shall be submitted to arbitration upon the written demand for arbitration by either party. The arbitrator shall be selected under the Commercial Arbitration Rules of the American Arbitration Association and the arbitration shall be conducted under such rules. Any award or determination in such arbitration shall be final, binding and conclusive except as otherwise provided by law and may be entered as a final judgment in any court having jurisdiction. The arbitrator in any arbitration may assess the costs of arbitration against either party or against both parties and may award attorneys fees to the prevailing party. Each party shall have the right to conduct reasonable discovery pursuant to the Georgia Civil Practice Act.

      10.4 Governing Law. THIS AGREEMENT, INCLUDING THE VALIDITY HEREOF AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF GEORGIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY IN SUCH STATE (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PROVISIONS THEREOF). SUBJECT TO SECTION 10.3, EACH OF THE PARTIES HERETO AGREES THAT ANY ACTION OR PROCEEDING BROUGHT TO ENFORCE THE RIGHTS OR OBLIGATIONS OF ANY PARTY HERETO UNDER THIS AGREEMENT MAY BE COMMENCED AND MAINTAINED IN ANY COURT OF COMPETENT JURISDICTION LOCATED IN THE STATE OF GEORGIA, AND THAT THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF GEORGIA SHALL HAVE NON EXCLUSIVE JURISDICTION OVER ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT BY ANY OF THE PARTIES HERETO. EACH OF THE PARTIES HERETO FURTHER AGREES THAT PROCESS MAY BE SERVED UPON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED AS MORE GENERALLY PROVIDED IN SECTION 10.8 HEREOF, AND CONSENTS TO THE EXERCISE OF JURISDICTION OVER THEM AND THEIR PROPERTIES WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ENFORCEMENT OF ANY RIGHTS UNDER THIS AGREEMENT.

      10.5 Enforcement; Remedies. If Seller commits a breach, or threatens to commit a breach, of any of the provisions of Article V or VI, Purchaser shall have the right and remedy, in addition to any others, to have the provisions of
Article V or VI, as the case may be, specifically enforced by any court having equity jurisdiction, together with an accounting therefor, it being acknowledged and understood by Seller that any such breach or threatened breach will cause irreparable injury to Purchaser and that money damages will not provide an adequate remedy therefor. The court may assess the costs of legal proceedings against either party or against both parties and may award attorneys' fees to the prevailing party.

      10.6 Captions; References. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

      10.7 Variation in Pronouns, Etc. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

      10.8 Notices. Any notice or other communications required or permitted hereunder shall be in writing and, unless otherwise provided herein, shall be deemed to have been duly given upon delivery in person, by facsimile, by overnight courier or by certified or registered mail, return receipt requested, as follows:

            If to Seller:     Thomas-Cook Holding Company
                              6165 Barfield Road, NE
                              Suite 100
                              Atlanta, Georgia 30328
                              Facsimile:  (404) 252-1156

            With a copy to:   Rock, Leitz, Fink & Kaye
                              2985 Piedmont Road, NE
                              Atlanta, Georgia 30305
                              Attn: Barry Leitz, Esq.
                              Facsimile:  (404) 264-0432

            If to Purchaser:  Trustway Insurance Agencies, LLC
                              River Edge One
                              5500 Interstate North Parkway
                              6th Floor
                              Atlanta, Georgia 30328
                              Facsimile:  (770) 984-0173

            With a copy to:   Womble Carlyle Sandridge & Rice, PLLC
                              3500 One Atlantic Center
                              1201 West Peachtree Street
                              Atlanta, Georgia 30309
                              Attn:  G. Donald Johnson, Esq.
                              Facsimile:  (404) 888-7490

or at such other address or telecopy number as shall have been furnished in writing by any such party in the manner set forth herein. Each such notice or other communication shall be effective (i) when received, if hand delivered,
(ii) upon confirmation of receipt, if by facsimile, (iii) one day following deposit, if sent by overnight courier, or (iv) on the third business day following the date on which such communication is posted, if sent by certified or registered mail.

      10.9 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and its respective successors and permitted assigns. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto without the prior consent of the other parties hereto; provided that Purchaser may assign its rights hereunder, including the right to purchase the Purchased Assets, to a wholly-owned subsidiary of Purchaser.

      10.10 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

      10.11 Entire Agreement. This Agreement, including the other documents referred to herein which form a part hereof or any other written agreements that the parties enter into pursuant to or relating to the transactions contemplated by this Agreement, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. All Exhibits and Schedules referred to herein and attached hereto are incorporated herein by reference.

      10.12 Amendments. This Agreement may not be changed or modified orally, but only by an agreement in writing signed by Seller and Purchaser.

      10.13 Severability. Any term or provision of this Agreement (including any provision of Section 6.3) which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      10.14 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

      10.15 Joint Preparation. This Agreement has been prepared by the joint efforts of the respective attorneys to each of the parties. No provision of this Agreement shall be construed on the basis that such party was the author of such provision.

      10.16 Publicity and Disclosures. Subject to their respective legal obligations, neither party will issue a news release, public announcement, notice to customers or any other announcement concerning this Agreement or the transactions provided for herein without the prior written consent of the other (such consent not to be unreasonably withheld).

      10.17 Waiver. Except to the extent that a party may have otherwise agreed in writing, no waiver (including proceeding to the Closing) by such party of any breach by any other party of any such other party's representations, warranties, obligations, agreements or covenants hereunder will be deemed to be a waiver of any subsequent breach of the same or any other representations, warranties, obligations, agreements or covenants. No forbearance by a party to seek a remedy for any breach by any other party will be deemed a waiver of its rights or remedies with respect to such breach, except to the extent that such party otherwise agrees in writing. The consummation of the transactions described herein by any party shall not constitute a waiver of any known breaches of any other party's representations, warranties, obligations, agreements or covenants unless the same are expressly waived in writing.

      10.18 Bulk Sales Law. Purchaser and Seller waive compliance with the provisions of any applicable bulk sales, fraudulent conveyance or other law for the protection of creditors, and Seller agrees to indemnify, defend and hold the Purchaser harmless from, and to reimburse the Purchaser for any loss, cost, expense, liability or damage (including reasonable counsel fees, disbursements and expenses) which the Purchaser suffers or incurs by virtue of noncompliance with such laws.

      10.19 Guarantee by Purchaser's Parent. In order to induce Seller to enter into this Agreement and in recognition of the benefits flowing to AssuranceAmerica Corporation from the consummation of the transactions contemplated hereby, AssuranceAmerica Corporation hereby agrees to guarantee, assume and discharge any and all liabilities, obligations, duties and covenants of Purchaser hereunder, as if such liabilities, obligations, duties and covenants were expressly required to be performed or discharged by AssuranceAmerica Corporation hereunder.

      IN WITNESS WHEREOF, Purchaser, and Seller have executed this Agreement to be effective as of the day and year first above written.

                                        TRUSTWAY INSURANCE AGENCIES,
                                        LLC

                                        By: /s/ Guy W. Millner
                                            ----------------------------------
                                            Name: Guy W. Millner
                                            Title: Chairman

                                        ASSURANCEAMERICA CORPORATION

                                        By: /s/ Guy W. Millner
                                            ----------------------------------
                                            Name: Guy W. Millner
                                            Title: Chairman

                                        THOMAS-COOK HOLDING COMPANY

                                        By: /s/ James C. Cook
                                            ----------------------------------
                                            Name: James C. Cook
                                            Title: President

                                        /s/ James C. Cook
                                        --------------------------------------
                                        James C. Cook